Exhibit 99.1

Intersect ENT Reports Third Quarter 2015 Results

Revenue Increased 56% Year over Year and Gross Margin at 80%

MENLO PARK, Calif. – Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the third quarter ended September 30, 2015.

Recent Highlights

•	Achieved third quarter revenue of $14.2 million, an increase of 56% over the third quarter 2014.

•	Realized third quarter gross margin of 80% compared to 72% in the third quarter 2014.

•	Submitted a premarket approval supplement to the U.S. Food and Drug Administration to seek approval to expand the indication of the PROPEL® mini steroid releasing implant to the treatment of patients following frontal sinus surgery. The company reported preliminary results for the 80 patients in the PROPEL mini cohort of the PROGRESS study showing that the study met its primary efficacy endpoint, demonstrating a statistically significant 38% relative reduction in the need for post-operative interventions such as additional surgical procedures or need for oral steroid prescription compared to surgery alone. The device placement success rate was 100% and there were no device-related adverse events.

•	Initiated enrollment of the second cohort of 80 patients in the PROGRESS study evaluating NOVA, an investigational bioabsorbable steroid releasing implant. This study is a prospective, randomized blinded multicenter trial to assess the safety and efficacy of NOVA when used following frontal sinus surgery.

•	Continued enrollment of patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

•	Reported positive clinical results from three studies evaluating steroid releasing implants placed in the physician’s office, including long-term results from a study evaluating office-based treatment with RESOLVE, a study assessing patient-reported and endoscopic outcomes after placement of the PROPEL steroid releasing implant following sinus surgery during a post-operative office visit, and three-month results from the EXCEED study evaluating NOVA.

“Our progress this year demonstrates the value we are delivering to chronic sinusitis patients through PROPEL’s proven ability to improve surgical outcomes,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “We also achieved significant advances in our pipeline of potential new products through both our clinical milestones and the recent clinical data presentations.”

Third Quarter Financial Results

Revenue for the third quarter of 2015 increased 56% to $14.2 million, from $9.1 million in the same period of 2014. This increase is attributable to higher unit sales driven largely by the acquisition of new accounts and expanded adoption by existing customers. Gross margin for the third quarter of 2015 was 80%, up from 72% in the same period of 2014. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

Operating expenses for the third quarter of 2015 were $21.2 million, an increase of 71% compared to $12.4 million in the same period of 2014. The increase in operating expenses was driven primarily by growth in headcount, notably in sales and clinical staffing, an increase in clinical trial spending, as well as expenses associated with being a public company and stock-based compensation expense. The third quarter of 2015 operating expenses included $1.4 million in stock-based compensation expense compared to $0.4 million in the same period of 2014.

Net loss for the third quarter of 2015 was $9.7 million, compared to $5.9 million for the same period of 2014. Basic and diluted net loss per share for the third quarter of 2015 was $(0.35).

Cash, cash equivalents and short-term investments totaled $131.1 million as of September 30, 2015.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss its third quarter 2015 results and business outlook. To access the conference call via the Internet, go to the “Investors” section of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10069564. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis undergoing ethmoid sinus surgery. In addition, Intersect ENT is developing new steroid releasing implants designed to provide ENT physicians with even more customized options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

The NOVA and RESOLVE implants are investigational products and are not available for sale in the United States.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements include the advancement of clinical trials for Intersect ENT’s products and Intersect ENT’s ability to provide solutions to improve surgical outcomes. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$14,232	$9,100	$42,802	$25,162
Cost of sales	2,877	2,576	8,573	7,256

Gross profit	11,355	6,524	34,229	17,906
Gross margin	80%	72%	80%	71%
Operating expenses:
Selling, general and administrative	16,420	9,667	43,157	24,616
Research and development	4,799	2,758	12,163	7,712

Total operating expenses	21,219	12,425	55,320	32,328

Loss from operations	(9,864)	(5,901)	(21,091)	(14,422)
Interest and other income (expense), net	126	16	202	(254)

Net loss	$(9,738)	$(5,885)	$(20,889)	$(14,676)

Net loss per share, basic and diluted	$(0.35)	$(0.32)	$(0.82)	$(2.00)

Weighted average common shares used to compute net loss per share, basic and diluted	27,979	18,217	25,510	7,343

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$131,052	$48,443
Accounts receivable, net	8,455	8,337
Inventory	3,737	2,547
Prepaid expenses and other current assets	1,730	951

Total current assets	144,974	60,278
Property and equipment, net	3,113	1,474
Other non-current assets	260	1,201

Total assets	$148,347	$62,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,211	$2,128
Accrued compensation	8,702	5,085
Other current liabilities	1,455	898

Total current liabilities	13,368	8,111
Deferred rent	1,410	1,030

Total liabilities	14,778	9,141
Total stockholders’ equity	133,569	53,812

Total liabilities and stockholders’ equity	$148,347	$62,953

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com